Exhibit 15.1

June 1, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

        We are aware that our report dated May 11, 2007 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the "Company") for the three month periods ended March 31, 2007 and March 31, 2006 is included in the Company's Registration Statement on Form S-1 Amendment 1, filed June 1, 2007.

Very truly yours,
/s/ PricewaterhouseCoopers LLP